EXHIBIT 107

Calculation of Filing Fee Table

424(b)(7)

(Form Type)

NASDAQ, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)(2)
Newly Registered Securities
Fees to be Paid	—	—	—	—	—	—	—	—
Fees Previously Paid	Equity	Common Stock $0.01 par value	457(r)	41,604,207(1)	$59.90	$2,492,091,999.30	0.00014760	$367,832.78
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
Total Offering Amount						$2,492,091,999.30	—	$367,832.78
Total Fees Previously Paid						—	—	$367,832.78
Total Fee Offsets						—	—	—
Net Fee Due						—	—	$0.00

(1)

The 41,604,207 shares of Common Stock offered by this prospectus supplement and the accompanying prospectus were included in the 85,608,414 shares previously registered by the Registrant under the same Registration Statement on Form S-3ASR (File No. 333-279011) filed with the Securities and Exchange Commission (the “Commission”) on April 30, 2024 (the “Registration Statement”), as supplemented by the Registrant’s prospectus supplement, dated and filed under Rule 424(b)(7) on May 3, 2024 (the “Original Prospectus Supplement”), all of which shares remain unsold under the Original Prospectus Supplement. A filing fee of $756,884.54 was paid contemporaneously with the registration of such shares, and the portion of such filing fee allocable to the aforesaid 41,604,207 shares (calculated by multiplying such number of shares by the then applicable average of the high and low prices of the registrant’s common stock on the NASDAQ Global Select Market of $59.90 and multiplying that product by the then applicable fee rate of 0.00014760) is $367,832.78.

(2)	Accordingly, the registration fee paid contemporaneously with the filing of this prospectus supplement under Rule 424(b)(7) is $0.00.